Exhibit 10.6

THIRD AMENDMENT

2015 SEAGATE DEFERRED COMPENSATION PLAN

The 2015 Seagate Deferred Compensation Plan, effective as of January 1, 2015 (the “Plan”), is hereby amended by this Third Amendment (the “Amendment”).

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, Seagate US LLC (the “Company”) maintains the Plan, which is a nonqualified deferred compensation plan, for the benefit of eligible employees of the Company and Participating Companies;

WHEREAS, nonqualified deferred compensation plans governing compensation deferred on or after January 1, 2005 must comply with Internal Revenue Code section 409A (“Section 409A”) or subject participants to adverse tax consequences;

WHEREAS, the Seagate Benefits Administrative Committee (the “Committee”) has administered and construed the Plan in a manner consistent with the requirements of Section 409A by:

(1) relying upon a determination that an individual is disabled under the Company’s long-term disability plan for purposes of concluding that a Participant has experienced a “Disability” under this Plan;

(2) not permitting the offset of Participant deferrals by any amounts necessary to satisfy a debt owed by the Participant to the Company;

(3) administering and construing the distribution payment date in the event a Participant dies consistent with the timing permitted by Section 409A, and subsequently, the 2016 proposed regulations under Section 409A;

(4) authorizing the Committee to satisfy any payments to an individual other than the Participant with amounts from the Participant’s Account to the extent necessary to comply with a domestic relations order; and

(5) interpreting certain distribution elections in a manner consistent with Section 409A and relevant Plan documents.

WHEREAS, Section 8.5 of the Plan document provides that the Committee has the authority to adopt and execute any amendments to the Plan; and

WHEREAS, pursuant to authority granted to the Committee under Section 8.5, the Committee has determined that it is appropriate to amend the Plan document to (1) clarify the definition of “Disability” to state the Committee’s intent to rely upon a determination that an individual is disabled under the Company’s long-term disability plan or a determination of the Social Security Administration that an individual is disabled for purposes of concluding that a Participant has experienced a “Disability” under this Plan; (2) make conforming changes to the claims procedures; (3) remove the right to offset Participant deferrals by amounts necessary to satisfy debts to the Company owed by the Participant; (4) change the distribution payment date in the event a Participant dies prior to receiving or while receiving benefits under the Plan, as permitted by Section 409A; (5) clarify the operation of the Plan terms relating to Scheduled In-Service Withdrawals; (6) provide procedures related to domestic relations orders; (7) conform the Plan to the Committee’s delegation of settlor authority; and (8) make other minor clarifying changes.

NOW, THEREFORE, BE IT RESOLVED, that the Amendment, as set forth in the attached Exhibit A, is hereby approved and adopted effective as specified in Exhibit A.

Exhibit A

THIRD AMENDMENT

2015 SEAGATE DEFERRED COMPENSATION PLAN

The 2015 Seagate Deferred Compensation Plan, effective as of January 1, 2015 (the “Plan”), is hereby amended as follows:

1.	Effective January 1, 2019, Section 1.3 is amended in its entirety to read as follows:

“1.3    Beneficiary. “Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective unless and until it is filed with the Committee during the Participant’s lifetime. In the event a Participant is married and wishes to designate a non-spouse Beneficiary, spousal consent shall be required; provided, however, that if spousal consent is not obtained, the beneficiary designation shall be invalid.”

2.	Effective January 1, 2019, Section 1.4 is amended in its entirety to read as follows:

“1.4    Board of Directors. “Board of Directors” or “Board” means the Board of Directors of the Company.”

3.	Effective January 1, 2019, Section 1.9 is amended in its entirety to read as follows:

“1.9    Committee. “Committee” means the Seagate Benefits Administrative Committee.”

4.	Effective April 1, 2018, Section 1.13 is amended in its entirety to read as follows:

“1.13    Disability. “Disability” means a condition under which a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. A Participant will have a “Disability” for purposes of this Plan if the individual is determined to be disabled either under the Company’s long-term disability plan or by the Social Security Administration. Section 9.7 will apply when determining whether a Participant has experienced a “Disability” under this Plan. Sections 9.1 through 9.6 of this Plan will not apply to that issue, but will apply to any other issue relating to Plan benefits.”

5.	Effective January 1, 2019, Section 1.24 is amended in its entirety to read as follows:

“1.24    Payment Commencement Date. “Payment Commencement Date” means as follows: (i) with respect to payments due to Disability and, subject to Section 6.5, payments due to separation from service, during the month following the end of the calendar quarter in which the Participant suffers a condition that constitutes a Disability or separates from service, or, during the year following the year in which the Participant suffers a condition that constitutes a Disability or separates from service, depending on the Participant’s election, and (ii) with respect to Scheduled In-Service Withdrawals, as set forth in Section 6.3(d). If a Participant has not elected a Payment Commencement Date under this Section 1.24, the Payment Commencement Date shall be during the first month following the end of the calendar quarter in which the Participant has a Distribution Event.

            Notwithstanding any elections by a Participant, and subject to Section 6.5, payments with respect to any Distribution Event may commence between (a) the date of the Payment Commencement Date, and (b) the end of the year in which the Payment Commencement Date, or if later, on or before the 15th day of the third calendar month following the Payment Commencement Date. However, a Participant will not be permitted, directly or indirectly, to designate the taxable year of the payment. Any payment that complies with this Section and the payment delay for Specified Employees provided in Section 6.5 shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of payment.”

6.	Effective January 1, 2019, Section 3.1(d) of the Plan is amended to delete the following from the end thereof:

“; and (iii) any amounts necessary to satisfy any debt owed by the Participant to the Company.”

7.	Effective January 1, 2019, Section 6.1(a) of the Plan is amended to add the following sentence to the end thereof:

“Subject to Section 6.5, in the event a Participant has a Disability, the Participant shall receive the Distributable Amount in accordance with the Participant’s distribution elections for separation from service.”

8.	Effective January 1, 2019, Section 6.2(d) of the Plan is amended in its entirety to read as follows:

“(d)       Death Prior to or While Receiving Benefits. Notwithstanding any other provision of the Plan, if the Participant dies prior to receiving or while receiving any or all of his or her Account, such Participant’s Distributable Amount shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment including all vested and unvested Company Contributions no later than December 31 of the year following the calendar year during which the Participant’s death occurs.”

9.	Effective January 1, 2019, Section 6.3(a) of the Plan is amended in its entirety to read as follows:

“(a)       A Participant’s Scheduled In-Service Withdrawal election must specify a Scheduled In-Service Withdrawal date that is at least two (2) years beyond the end of the Plan Year to which such deferral election applies. A Participant may amend or postpone to a later future year his or her Scheduled In-Service Withdrawal election (including, without limitation, the form and/or timing of the distribution); provided, however, such amendment or postponement (i) occurs with at least one (1) year’s advance notice thereof, (ii) the change does not take effect until at least one year after the Participant submits the amendment or postponement; and (iii) the change provides for the deferral of the date of the payment for a minimum of five additional years.”

10.	Effective January 1, 2019, Section 6.3(d) of the Plan is amended in its entirety to read as follows:

“(d)       Subject to section 6.6, payment of a Scheduled In-Service Withdrawal shall be made in either a single lump sum or in annual installments over a two (2), three (3), four (4) or five (5)-year period (as elected by the Participant); provided, however, that if a Participant’s total Distributable Amount for all Scheduled In-Service Withdrawals scheduled for payment to commence on the same Payment Commencement Date is Twenty-Five Thousand Dollars ($25,000) or less as of the Payment Commencement Date, such Distributable Amount shall be distributed in a lump sum on the Payment Commencement Date. Lump sum distributions shall be paid in the year specified on the election form. Annual installment distributions shall commence in the year specified on the election form, and shall continue to be paid as soon as administratively practicable after the beginning of each subsequent calendar year for the duration elected on the election form.”

11.	Effective January 1, 2019, the Plan is amended to add a new Section 6.3(f) and (g):

“(f)       A separate bookkeeping Account shall be established for each year that a Participant elects to receive a Scheduled In-Service Withdrawal. Once a Participant has elected to receive five different Scheduled In-Service Withdrawals, the Participant may not elect to receive a Scheduled In-Service Withdrawal in a different year until at least one of the existing five Scheduled In-Service Withdrawal accounts has been completely distributed.

(g)       The following default rules apply to any Scheduled In-Service Withdrawal election that does not specify a distribution date that is more than two (2) years after the end of the Plan Year in which the election was made, which is the earliest distribution date permitted by the Plan (the “Earliest Year Permitted by the Plan”): (i) the election shall be deemed to defer such amounts until the Earliest Year Permitted by the Plan and any deferral amounts subject to the election shall be credited to the Participant’s existing Scheduled In-Service Withdrawal account (if any) for the Earliest Year Permitted by the Plan; (2) if the Participant does not have an existing Scheduled In-Service Withdrawal account scheduled to be distributed in the Earliest Year Permitted by the Plan, and the Participant has less than five existing Scheduled In-Service Withdrawal accounts, the Committee will establish a new Scheduled In-Service Withdrawal account for the Participant and any deferral amounts subject to the election shall be credited to the Participant’s new Scheduled In-Service Withdrawal account, which shall be distributed at the Earliest Year Permitted by the Plan; and (3) if, at the time of the election, the Participant already has five existing Scheduled In-Service accounts, all of which are scheduled to be distributed before the Earliest Year Permitted by the Plan, the Committee will credit the deferral amounts subject to the election to the Participant’s account that is scheduled to be distributed upon the Participant’s Separation from Service. If the Committee establishes a new Scheduled In-Service Withdrawal account for a Participant pursuant to this section, the new account will be treated as one of the Participant’s five Scheduled In-Service Withdrawal accounts and count toward the limit provided in section (f) above.”

12.	Effective January 1, 2019, the Plan is amended to add a new Section 6.9:

“6.9       Domestic Relations Order. The Committee is authorized, in its sole discretion, to satisfy any payments to an individual other than the Participant with amounts from the Participant’s Account to the extent necessary to comply with a domestic relations order, as defined in Code section 414(p)(l)(B). Payments to satisfy a domestic relations order will commence as soon as administratively possible during the first month following the end of the calendar quarter in which the Committee approves the distribution pursuant to the domestic relations order.”

13.	Effective January 1, 2019, Section 7.1 of the Plan is amended in its entirety to read as follows:

“7.1       Committee. The Committee shall administer the Plan.”

14.	Effective January 1, 2019, Section 8.5 of the Plan is amended in its entirety to read as follows:

“8.5       Amendment, Modification, Suspension or Termination. The Committee (or its delegate) has the authority to adopt and execute any amendment to the Plan provided that (1) any such amendment does not significantly increase the benefits payable to members of the Committee, except in their capacity as members of a broad class of employees for whom benefits are being increased, and (2) to the extent the Board retains authority to amend the Plan, the Committee cannot change the Board’s authority or any amendment adopted by the Board. Any such amendment shall be stated in an instrument in writing, executed in the same manner as the Plan. The Committee (or its delegate) may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided, however, that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be subject to approval by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 6.2, subject to earlier distribution at the discretion of the Committee; provided however, that upon any termination of this Plan, to the extent permissible under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code, the Company may in its sole discretion, accelerate the payment of all such amounts credited as of the date of termination of this Plan; provided that all such distributions (i) commence no earlier than the date that is twelve (12) months following the date of such termination (or such earlier date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code), and (ii) are completed by the date that is twenty-four (24) months following the date of such termination (or such later date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code). In addition, payments may be accelerated upon Plan termination as provided above only if, to the extent required under Code Section 409A, (i) all other nonqualified deferred compensation “account balance plans” (as such term is defined under Code Section 409A), in which any Participant hereunder participates are terminated along with this Plan, and (ii) the Company does not adopt any new nonqualified deferred compensation “account balance plan” (as such term is defined under Code Section 409A), for three years following the date of such Plan termination.”

15.	Effective April 1, 2018, Article IX is hereby amended to add a new Section 9.7:

“9.7       Disability Determinations. Whether a Participant has experienced a “Disability” as defined by Section 1.13 of this Plan will be determined by the Social Security Administration or under the terms of the Company’s long-term disability plan in accordance with those claims procedures. The claims procedures set forth in Section 9.1 through 9.6 of this Article IX will not apply to that question, but will apply to any other issues relating to Plan benefits.”

In WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized delegate, has executed this Amendment to the Plan on December 21, 2018.

By:	/s/ Janet Farabaugh

Janet Farabaugh

Title: Senior Director, Global Benefits

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